EXHIBIT 4.2
                    CONSULTING AGREEMENT


     This CONSULTING AGREEMENT ("Agreement") made and

entered into as of the 15th day of June 2001, by and

EnSurge, Inc. (hereinafter the "Corporation"), and Matthew

Duffy (jointly and severally the "Consultant").



  1.   Appointment of Consultant.  The Corporation appoints

     the Consultant and the Consultant accepts appointment on the terms and conditions provided in this Agreement as a

     consultant to the Corporation's business, including any

     other corporations hereafter formed or acquired by the

     Corporation to engage in any business.



  2.   Scope of Services.  The consultants agree to provide

     the following services:

       A.   A review of all major contracts, agreements, and sales

          and product promotional documents for the company;

B. The consultant shall coordinate with other consultants and representatives of the company in providing these services;
C. To provide Business development assistance including strategic partnership introductions, terms of deals and suggestions during negotiations;
D. Sales assistance through the development of business models and sales strategies as well as introductions to prospective customers of the Company's product or services;
E. To provide advice regarding strategic high level product development, planning, and market development, and
F. To provide advise as to public relations with industry and financial community representatives.


  3.   Reports.      The Consultant shall render monthly

     written reports as requested by the Company to include an

     outline of the nature of the services provided, the parties contracted, if any, and all significant transactions and

     events.



  4.   Prohibited Activities.       In the event that the

     Company registers any of these shares awarded or granted to the Consultant pursuant to an S-8 Registration Form

     promulgated by the U.S. Securities and Exchange Commission,

     none of the proceeds from the sale of any of the shares thus registered shall be used directly or indirectly to finance the Company, or directly or indirectly to promote the

     Company's common stock publicly traded on the over the

     counter market.  Any violation of this provision shall

     constitute a material breach of this agreement.  Consultant agrees that he will comply, during the term of this

     agreement, with all applicable state and securities laws and regulations.



  5.   Reimbursement of Expenses; Independent Contractor. All

     obligations or expenses reasonably incurred by the

     Consultant in the performance of its duties under this

     Agreement, which are performed with the prior written or

     oral approval of the Corporation shall be for the account

     of, on behalf of, and at the expense of the Corporation.

     Provided that no such written or oral approval shall be

     required for reimbursement of any individual expense that is less than $100. The Consultant shall not be obligated to

     make any advance to or for the account of the Corporation

     without assurance that the necessary funds are held in

     accounts maintained by the Corporation; nor shall the

     Consultant be obligated to incur any liability or obligation for the account of the Corporation without assurance that

     the necessary funds for the discharge of such liability or obligation will be provided. The Corporation shall reimburse each such expense within 15 days of submission by the

     Consultant to the Corporation of a properly documented

     expense report. The Consultant shall be an independent

     contractor, and nothing contained in this Agreement shall be deemed or construed (i) to create a partnership or joint

     venture between the Corporation and the Consultant; or (ii)

     to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Corporation or any other party; or (iii) to constitute the Consultant or any of its employees as employees, officers or agents of the

     Corporation. The Consultant shall not hold itself out or

     permit itself to be regarded (to the extent practical) as an employee, officer or agent of the Corporation and shall

     strictly avoid any act or omission that may reasonably lead to a contractual or tortuous claim against or liability to the Corporation.



  6.   Other Activities of Consultant.  The Corporation

     acknowledges and agrees that neither the Consultant nor any of the Consultant's employees, officers, directors,

     affiliates or associates shall be required to devote full

     time business efforts to the duties of the Consultant

     specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant

     reasonably deems necessary to fulfill its obligations under this Agreement. The Corporation further acknowledges and

     agrees that the Consultant and its affiliates are engaged in the business of advising other clients of plans to continue to be engaged in such businesses during the term of the

     Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Corporation or any of its subsidiaries or to constitute a conflict of

     interest.



  7.   Compensation of Consultant.  In consideration of

     Consultant's agreement to provide the consulting services

     described herein, the Corporation will authorize and issue

     2,650,000 shares of common stock of the Corporation to the

     Consultant. In the event the Corporation elects to include the Consultant's shares in a Form S-8 Registration

     Statement, such shares shall be subject to the restrictions set forth in paragraph four.



  8.   Term. This Agreement shall commence as of the date

     hereof and shall remain in effect through July 1, 2002.



  9.   Termination upon breach.  Either the Corporation or the

     Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this

     Agreement by the other party, which breach is not cured

     within 10 business days after notice of the same is given to the party alleged to be in breach by the other party.



  10.  Standard of Care. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any damages suffered by the Corporation

     which are caused by any mistake of fact, errors of judgment,

     or by any acts or omissions of any kind of the Consultant,

     unless caused by the intentional misconduct, recklessness or gross negligence of the Consultant.  Consultant agrees that it will comply with all applicable U.S. federal or state

     securities laws and that any material violation thereof will constitute a breach of this Agreement.



  11.  Confidentiality.  All information, knowledge and data relating to or concerned with the operations, business and affairs of the Consultant or the Corporation which are

     exchanged by the parties hereto in connection with the

     performance by the Consultant of its duties hereunder shall be the property of the Corporation. The information,

     knowledge and data shall be treated as confidential

     information and shall be held in a fiduciary capacity by the parties hereunder. Neither the Consultant nor the

     Corporation shall disclose or divulge such information to

     any firm, person, corporation, or other entity other than as required by law or in connection with the performance of its duties hereunder.



  12.  Non-Competition. During the "Restricted Period" (as

     hereinafter defined), the Consultant agrees not to (and

     shall cause each of its employees and affiliates not to)

     directly or indirectly, alone or as a partner, officer,

     director, employee, consultant, agent, independent

     contractor, member or stockholder of an company or person,

     engage in (or have a pecuniary, financial or beneficial

     interest in) the business of the Corporation. The Consultant further agrees that, during the Restricted Period, the

     Consultant shall not in any capacity, either separately,

     jointly or in association with others, directly or

     indirectly do any of the following: (a) employ or seek to

     employ any person or agent who is then employed or retained by the Corporation (or who was so employed or retained at

     any time within the two (2) years prior to the date either

     Consultant employs or seeks to employ such person); and (b)

     solicit, induce, or influence any proprietor, partner,

     stockholder, lender, director, officer, employee, joint

     venture, investor, consultant, agent, lesser, supplier,

     customer or any other person which has a business

     relationship with the Corporation  or any subsidiary, at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the

     Corporation. The Restricted Period shall mean that period of time that commences on the effective date of the Agreement,

     June 15, 2001 and terminates on July 1, 2003.



  13.  Indemnification of Consultant. The Corporation hereby agrees to indemnify and hold harmless the Consultant and his heirs, executors, assigns, employees and agents (the

     "Indemnified Parties") to the fullest extent permitted by

     law for any and all actions of the Consultant taken in good faith on behalf of the Corporation provided such actions are not negligent and are or could be construed as being

     reasonably required pursuant to the terms of this agreement.

     The Corporation further agrees to fully reimburse the

     Indemnified Parties for any cost  (including attorney's fees and expenses) of defending any active investigation or civil action brought against the Indemnified Parties for actions taken by the Indemnified Parties of behalf of the

     Corporation pursuant to the terms of the agreement.



  14.  Assignment. Without the consent of the Consultant, the

     Corporation shall not assign, transfer or convey any of its rights, duties or interest under this Agreement; nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. The Consultant shall not assign, transfer or convey any of its rights, duties or

     interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement, except that the Consultant may transfer its rights and obligations hereunder to one if its affiliates, or to an assignee who utilizes the services of employees of the Consultant.



  15.  Notices.  All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested,

     postage prepaid, to the parties at the following addresses:





                         If to the Corporation:


EnSurge, Inc.
                         435 West Universal Circle
                         Sandy, Utah 84070

                         If to the Consultant:

                         Matthew Duffy
                         122 Oakview Cir.
                         Lake Mary, FL32746


     Any party may at any time change its respective address

     by sending written notice to the other party of the

     change in the manner hereinabove prescribed.



  16.  Severability.  If any term or provision of this

     Agreement or the application thereof to any person or

     circumstance shall, to any extent, be invalid or

     unenforceable, the remainder of this Agreement, or the

     application of such term or provision to persons or

     circumstances other than those as to which it is held

     invalid or enforceable, shall be valid and be enforced to

     the fullest extent permitted by law.



  17.  No Waiver.  The failure by any party to exercise any

     right, remedy or elections herein contained, or permitted by law, shall not constitute or be construed as a waiver or

     relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them,

     whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.



  18.  Entire Agreement. This Agreement contains the entire

     agreement between the parities hereto with respect to the

     matters herein contained and any change or modification must be in writing and signed by the party against whom

     enforcement of the change or modification is sought.



  19.  Governing Laws This Agreement shall be governed by and construed in accordance with the laws of the State of

     Florida. The sole venue for any action relative to this

     agreement shall be in the State or Federal Courts of the

     state of Utah.



     IN WITNESS WHEREOF, if the parties hereto have caused

     this Consulting Agreement to be duly executed by their

     authorized representatives as of the date first above

     written.




     EnSurge, Inc.


     By: /s/ Jeff Hanks
     /s/ Matthew Duffy
                                   Matthew Duffy

     Name: Jeff Hanks

     Title: C.F.O.